Exhibit 99.2

℠ Quarterly P&L Financial Update August 2020

Disclaimer

This financial update ("Financial Update") is for informational purposes only to assist interested parties in making their own evaluation with respect to the proposed business combination (the "Business Combination") between Collier Creek ("CCH") and Utz Brands Holdings, LLC ("Utz" or the "Company"). The information contained herein does not purport to be all-inclusive and none of CCH, Utz or their respective affiliates makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Financial Update. This Financial Update should be considered together with the information set forth in the investor presentation of CCH, dated June 2020.

This Financial Update does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination or (ii) an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any security of Utz, CCH, or any of their respective affiliates. You should not construe the contents of this Financial Update as legal, tax, accounting or investment advice or a recommendation. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this Financial Update, you confirm that you are not relying upon the information contained herein to make any decision.

The distribution of this Financial Update may also be restricted by law and persons into whose possession this Financial Update comes should inform themselves about and observe any such restrictions. The recipient acknowledges that it is (a) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (b) familiar with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the "Exchange Act"), and that the recipient will neither use, nor cause any third party to use, this Financial Update or any information contained herein in contravention of the Exchange Act, including, without limitation, Rule 10b-5 thereunder.

Forward-Looking Statements. Certain statements in this Financial Update may be considered forward-looking statements. Forward-looking statements generally relate to future events or CCH's or the Company's future financial or operating performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by CCH and its management, and Utz and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination; (2) the outcome of any legal proceedings that may be instituted against CCH, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of CCH, to obtain financing to complete the Business Combination or to satisfy other conditions to closing; (4) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (5) the ability to meet the NYSE's listing standards following the consummation of the Business Combination; (6) the risk that the Business Combination disrupts current plans and operations of Utz as a result of the announcement and consummation of the Business Combination; (7) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (8) costs related to the Business Combination; (9) changes in applicable laws or regulations; (10) the possibility that Utz or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) Utz's estimates of expenses and profitability; and (12) other risks and uncertainties set forth in the section entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in CCH's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Nothing in this Financial Update should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither CCH nor the Company undertakes any duty to update these forward-looking statements.

Non-GAAP Financial Information. In this Financial Update, CCH and the Company may refer to certain non-GAAP financial measures, including Pro Forma Net Sales, EBITDA, Adjusted EBITDA and Further Adjusted EBITDA, among others. Please refer to footnotes where presented on each page of this Financial Update or to the appendix found at the end of this Financial Update for a reconciliation of these measures to what the Company believes are the most directly comparable measure evaluated in accordance with generally accepted accounting principles in the U.S. ("GAAP").

Use of Projections. This Investor Presentation contains financial forecasts of the Company. Neither the Company's independent auditors, nor the independent registered public accounting firm of CCH, audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this Investor Presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Investor Presentation. These projections should not be relied upon as being necessarily indicative of future results.

Additional Information. In connection with the proposed Business Combination, including the domestication of CCH as a Delaware corporation, CCH has filed, and the SEC has declared effective, a registration statement on Form S-4 containing a definitive proxy statement and a prospectus of CCH relating to the proposed Business Combination that has been mailed to its shareholders. This Financial Update does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. CCH's shareholders and other interested persons are advised to read the definitive proxy statement/prospectus and the other documents filed in connection with the proposed Business Combination, as these materials contain important information about Utz, CCH and the Business Combination. The definitive proxy statement/prospectus and other relevant materials for the proposed Business Combination have been mailed to shareholders of CCH as of the record date for voting on the proposed Business Combination. Shareholders are also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC, without charge, at the SEC's website at www.sec.gov, or by directing a request to: Collier Creek Holdings, 200 Park Avenue, New York, NY 10166.

Participants in the Solicitation. CCH and its directors and executive officers may be deemed participants in the solicitation of proxies from CCH's shareholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in CCH is contained in CCH's annual report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC and is available free of charge at the SEC's web site at www.sec.gov, or by directing a request to Collier Creek Holdings, 200 Park Avenue, New York, NY 10166. Additional information regarding the interests of such participants is contained in the definitive proxy statement/prospectus for the proposed Business Combination.

The Company and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of CCH in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination is included in the definitive proxy statement/prospectus for the proposed Business Combination.

℠ Income Statement 1 Note: Numbers may not foot due to rounding. Actual results per GAAP. Income Statement Fiscal Year 2019 ($ in M) Q1 Q2 Q3 Q4 FY Q1 Q2 Net Sales $178.4 $188.4 $199.6 $201.8 $768.2 $228.0 $242.0 Cost of Goods Sold (121.9) (126.6) (129.8) (136.1) (514.4) (148.0) (157.1) Gross Profit $56.5 $61.8 $69.8 $65.6 $253.8 $80.0 $84.9 Selling and Administrative Expenses Selling (37.1) (36.3) (40.5) (49.6) (163.6) (48.3) (49.6) Administrative (13.4) (10.1) (10.4) (30.8) (64.7) (19.9) (18.5) Total Selling and Administrative Expenses (50.5) (46.4) (50.9) (80.5) (228.3) (68.3) (68.1) Gain on Sale of Assets Gain on Disposal of Property, Plant and Equipment 0.7 0.3 4.8 0.2 6.0 0.1 0.0 Gain on Sale of Routes, net 2.4 2.8 1.2 0.8 7.2 0.4 0.6 Total Gain on Sale of Assets 3.2 3.1 6.0 1.0 13.3 0.5 0.7 Income from Operations $9.2 $18.5 $24.9 ($13.8) $38.7 $12.2 $17.5 Other (Expense) Income Interest Expense (12.5) (12.9) (12.6) (10.4) (48.4) (9.6) (10.0) Other (Expense) Income, net 1.1 (1.3) (0.9) 0.5 (0.6) 0.6 0.3 Other Expense, net (11.4) (14.2) (13.5) (9.8) (49.0) (9.1) (9.7) Income (Loss) Before Taxes (2.2) 4.3 11.3 (23.6) (10.2) 3.2 7.7 Income Tax Expense 0.4 1.4 1.0 0.4 3.1 1.5 1.2 Net Income (Loss) ($2.6) $2.9 $10.3 ($24.0) ($13.4) $1.7 $6.6 P&L Fiscal Year 2020

℠ Non - GAAP Reconciliation 2 Note: Numbers may not foot due to rounding. Figures exclude Collier Creek Holdings Financial data. 1 ). Includes GAAP interest expense related to third - party obligations, net of interest income, on loans made to independent DSD o perators to purchase delivery routes. 2). Includes Conagra Snacks and Kitchen Cooked pre - acquisition contribution . EBITDA Reconciliation Fiscal Year 2019 ($ in M) Q1 Q2 Q3 Q4 FY Q1 Q2 Net Income (Loss) ($2.6) $2.9 $10.3 ($24.0) ($13.4) $1.7 $6.6 Plus non-GAAP adjustments: Income Tax (Benefit) or Expense 0.4 1.4 1.0 0.4 3.2 1.5 1.2 Depreciation and Amortization 6.9 6.9 6.8 8.7 29.3 8.9 9.0 Interest Expense, net (1) 11.6 11.8 11.8 9.7 44.9 9.1 9.4 EBITDA $16.3 $23.0 $29.9 ($5.2) $64.0 $21.2 $26.2 Certain Non-Cash Adjustments 0.5 1.0 0.4 7.5 9.4 1.1 1.7 Acquisition and Integration 0.7 0.8 (3.7) 5.5 3.3 5.2 3.9 Business Transformation Initiatives 0.2 - 0.6 4.3 5.1 1.6 0.8 Financing-Related Costs - 0.1 0.1 4.5 4.7 0.1 - Adjusted EBITDA $17.7 $24.9 $27.3 $16.6 $86.5 $29.2 $32.6 Pre-Acquisition EBITDA (2) 2.5 2.9 4.1 0.9 10.4 - - Further Adjusted EBITDA $20.2 $27.8 $31.4 $17.5 $96.9 $29.2 $32.6 Fiscal Year 2020 EBITDA

℠ Pro Forma Reconciliation 3 Note: Numbers may not foot due to rounding. Figures exclude Collier Creek Holdings Financial data. 1 ). Includes Conagra DSD Snacks and Kitchen Cooked pre - acquisition contribution. 2). Includes Conagra DSD Snacks and Kitchen Cooked pre - acquisition contribution. Excludes estimated step - up depreciation of $8.8mm related to historical assets of Utz. Purchase accounting to be f inalized after contemplated business combination is closed. Pro Forma Reconciliation Fiscal Year 2019 ($ in M) Q1 Q2 Q3 Q4 FY Q1 Q2 Net Sales (Per GAAP) $178.4 $188.4 $199.6 $201.8 $768.2 $228.0 $242.0 Pre-Acquisition Net Sales (1) 25.8 29.4 31.7 10.4 97.3 - - Pro Forma Net Sales $204.2 $217.8 $231.3 $212.2 $865.5 $228.0 $242.0 Gross Profit (Per GAAP) $56.5 $61.8 $69.8 $65.7 $253.8 $80.0 $84.9 Pre-Acquisition Gross Profit (2) 8.8 9.6 11.2 3.6 33.2 - - Pro Forma Gross Profit $65.3 $71.4 $81.0 $69.3 $287.0 $80.0 $84.9 Adjusted EBITDA $18.0 $24.9 $27.3 $23.1 $93.3 $29.2 $32.5 Pre-Acquisition EBITDA (3) 2.5 2.9 4.1 0.9 10.4 - - Pro Forma Adjusted EBITDA (4) $20.5 $27.8 $31.4 $24.0 $103.7 $29.2 $32.5 Fiscal Year 2020 Net Sales Gross Profit Adj. EBITDA

Normalized / Projected Further Adjusted EBITDA

- The following table shows the bridge from Further Adj. EBITDA (as presented in the definitive proxy / prospectus) to Normalized / Projected Further Adj. EBITDA (which was previously disclosed to investors), and is shown here to help investors understand differences between the updated figures in the proxy and the basis for management's projections as a public company
  - The table presents FY'19 Normalized Further Adj. EBITDA, which was used by Utz management as a baseline to construct its forecast and form annual growth projections on a comparable baseline to FY'20 and FY'21 Projected Further Adjusted EBITDA[1]

($ in M)		Fiscal Year 2019				Fiscal Year 2020		Fiscal Year		
		Q1	Q2	Q3	Q4	Q1	Q2	2019A	2020E	2021E
Projected Further Adjusted EBITDA	**Further Adjusted EBITDA**	**$20.2**	**$27.8**	**$31.4**	**$17.5**	**$29.2**	**$32.6**	**$96.9**	**$123.5**	**$133.0**
	Trade Spend Normalization[2]	0.4	0.0	0.1	6.3	-	-	6.8	-	-
	Acquisition Synergies[3]	1.8	1.8	1.8	1.8	1.7	1.3	7.0	5.0	1.0
	Public Company Costs[4]	(0.8)	(0.8)	(0.8)	(0.8)	(0.8)	(0.7)	(3.0)	(1.5)	-
	Impact of Utz 53rd Week	-	-	-	-	-	-	-	(3.0)	-
	Normalized / Projected Further Adj. EBITDA	**$21.7**	**$28.9**	**$32.6**	**$24.9**	**$30.1**	**$33.2**	**$107.7**	**$124.0**	**$134.0**
	YoY Growth	-	-	-	-	***39%***	***15%***	-	***15%***	***8%***

Note: Dollars in Millions.
1). See "Projected Further Adjusted EBITDA" as disclosed in the definitive proxy / prospectus.
2). Reflects the implementation in fiscal 2019 of a new system that enabled the company to refine period-end estimates for trade spend reserves. This resulted in a onetime true-up charge of trade spend reserve in fiscal 2019. The company does not expect similar material true-ups to recur in future periods.
3). Represents identified integration-related cost savings expected to be realized from the elimination of certain procurement, manufacturing, and logistics as well as selling and administrative expenses in connection with the acquisitions of Conagra Snacks and Kitchen Cooked.
4). Represents estimated incremental costs of operating as a public company following closing of the business combination, including: exchange listing and other fees; audit and compliance costs; investor relations costs; additional D&O insurance premium; legal expenses associated with public filings and other items; and cash compensation for the Board of Directors.

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